Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated August 24, 2026

Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the common stock of Space Exploration Technologies Corp. due August 31, 2029
Term Sheet to Preliminary Pricing Supplement dated August 24, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Agents:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measure:	The common stock of Space Exploration Technologies Corp. (the “Underlying Stock”).
Pricing Date*:	August 28, 2026
Issue Date*:	September 2, 2026
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:
On each contingent coupon payment date the securities will pay a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the Underlying Stock on the related calculation day is greater than or equal to the coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 12.

Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 20.00% per annum, to be determined on the pricing date
Automatic Call:
If the stock closing price of the Underlying Stock on any of the calculation days from November 2026 to July 2029, inclusive, is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the third calculation day, which is approximately three months after the issue date.

Calculation Days*:
Monthly, on the 28th day of each calendar month, commencing in September 2026 and ending in August 2029. We refer to the calculation day scheduled to occur in August 2029 (expected to be August 28, 2029) as the “final calculation day.”

Call Settlement Date:	Three business days after the applicable calculation day.
Maturity Payment Amount (per security):
If the securities are not automatically called prior to the stated maturity date:
•   if the ending price is greater than or equal to the downside threshold price: $1,000; or
•     if the ending price is less than the downside threshold price:
$1,000 × performance factor

Stated Maturity Date*:	August 31, 2029
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Coupon Threshold Price:	47.50% of the starting price
Downside Threshold Price:	47.50% of the starting price
Summary of Terms (continued)
Performance Factor:	The ending price divided by the starting price (expressed as a percentage).
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115NCK8 / US89115NCK81
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.
Hypothetical Payout Profile (maturity payment amount)
If the securities are not automatically called prior to stated maturity and the ending price is less than the downside threshold price, you will lose more than 52.50%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to the Underlying Stock on the final calculation day if the ending price is less than the downside threshold price.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $920.00 and $955.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126034110/ef20080333_424b2.htm

*	Subject to change.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-10 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	You May Be Fully Exposed To The Decline In The Underlying Stock On The Final Calculation Day From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	Each Calculation Day (Including The Final Calculation Day) And The Related Call Settlement Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Securities Will Be Subject To Single Stock Risk.
•	The Underlying Stock Has A Very Limited Trading History.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.
•	We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Or Their Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.